Exhibit 99
PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP ANNOUNCES THIRD QUARTER RESULTS

Cranbury, New Jersey – October 23, 2014 – 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income for the three month period ended September 30, 2014 of $2.1 million, a 40% increase compared to $1.5 million reported for the three month period ended September 30, 2013. Net income per diluted share for the three month period ended September 30, 2014 was $0.30, an increase of 20% compared to $0.25 per diluted share for the three month period ended September 30, 2013.

The significant increase in net income for the current quarter was due to the $2.6 million increase in net interest income to $8.9 million, which was driven by growth of our loan portfolio in the second and third quarters and the inclusion of the operations of the former Rumson-Fair Haven Bank & Trust Company (“Rumson”) following its merger with and into 1st Constitution Bank on February 7, 2014. Non-interest income was $1.5 million and included gains from the sale of residential mortgage loans and SBA loans of $556,000.

Return on average assets was 0.88% and return on average equity was 10.25% for the third quarter of 2014 compared to 0.76% and 9.25%, respectively, in the third quarter of 2013.

For the nine month period ended September 30, 2014, net income was $2.3 million, or $0.33 per diluted share, compared to net income of $4.4 million, or $0.72 per diluted share for the same period in the prior year. The results of operations for the 2014 period were impacted by two previously reported events during the first and second quarters of 2014. In the first quarter, the Company completed the acquisition of Rumson and incurred $1.4 million of merger-related expenses that reduced earnings by $897,000, or $0.13 per diluted share. In the second quarter, a loan for approximately $3.7 million was fully charged–off and the provision for loan losses was increased by a similar amount due to an apparent fraud by the borrower and its principals. This additional provision reduced net income by $2.2 million, or $0.30 per diluted share, and resulted in a net loss for the second quarter of 2014. Net income, adjusted for the effect of these events (Adjusted Net Income), was $5.5 million for the nine month period ended September 30, 2014 and earnings per diluted share, as adjusted, was $0.77. For the nine month period ended September 30, 2013, net income was $4.4 million, or $0.72 per diluted share. Adjusted Net Income and Adjusted Earnings per Diluted Share are non-GAAP measures. A reconciliation of these non-GAAP measures to the reported net income or loss and net income or loss per diluted share is included in this release.

Third Quarter Highlights
•
Net interest income was $8.9 million in the third quarter of 2014 compared to $8.4 million in the second quarter of 2014 and $6.3 million in the third quarter of 2013. The net interest margin for each of these periods was 4.05%, 3.89% and 3.51%, respectively.

•
Loans were $620 million at September 30, 2014 and included $124 million of Rumson loans.  Excluding the effect of the Rumson acquisition in the first quarter of 2014, loans increased $123 million primarily during the second and third quarter of 2014, with mortgage warehouse loans increasing $40.4 million, construction loans increasing $29.3 million, commercial and commercial real estate loans increasing a combined $46.8 million and residential mortgages increasing $5.1 million. The loan to asset ratio increased to 65% at September 30, 2014 compared to 50.3% at December 31, 2013.

•
During the third quarter of 2014, our mortgage banking operations originated $50 million of residential mortgage loans and sold $44.7 million of residential mortgage loans. The September 30, 2014 pipeline of residential mortgage loans in process was $53 million.

•
The integration of the former Rumson operations was completed at the end of the first quarter of 2014 and customer retention has been as expected, with loans of approximately $124 million and deposits of approximately $176 million at September 30, 2014.

Robert F. Mangano, President and Chief Executive Officer, stated “We are pleased with our third quarter operating performance, which was positively affected by the growth of our loans and increased our net interest income. Mortgage banking and SBA lending operations contributed $556,000 of gains from the sale of loans. Our mortgage banking pipeline of loans in process was $53 million at the end of September.”

 “The operations of the former Rumson-Fair Haven Bank and Trust Company are fully integrated and contributing to our operating performance as we expand our presence in Monmouth County.”

Mr. Mangano added “While our loan growth benefited from the residential home buying season, we expect our mortgage warehouse loans outstanding to decline in the fourth quarter, as residential lending activity historically declines on a seasonal basis.  Our third quarter operating results reflect the improving earnings performance of the Company as we continue to focus on building long term relationships with our customers, expanding our presence in our existing markets and growing our loan portfolio.”

Discussion of Financial Results
Net interest income for the quarter ended September 30, 2014 totaled $8.9 million, an increase of $0.5 million, or 6.0%, compared to $8.4 million earned in the second quarter of 2014, and an increase of $2.6 million, or 41.3%, compared to $6.3 million earned in the third quarter of 2013. The increase was due principally to the increase in loans, the higher yield earned on earning assets of 4.58% compared to 4.06% earned in the third quarter of 2013 and the inclusion of $175,000 of loan fees from the prepayment of a loan.

The provision for loan losses was $650,000 in the third quarter of 2014 compared to $540,000 in the third quarter of 2013. The higher provision for loan losses reflects the growth of loans during 2014 and the effect of the net charge-offs during the third quarter of 2014.

Non-interest income was $1.5 million in the third quarter of 2014 and increased from $1.3 million earned in the second quarter of 2014 due to higher gains from the sale of residential mortgage loans and SBA loans. Non-interest income in the third quarter of 2014 declined from $1.6 million earned in the third quarter of 2013 due to lower gains from the sale of residential mortgages.

Non-interest expenses were $6.7 million for the quarter ended September 30, 2014 compared to $6.7 million in the second quarter of this year and $5.3 million in the third quarter of 2013.  The former operations of Rumson contributed approximately $715,000 of expenses in the third quarter of 2014 compared to $698,000 of expenses in the second quarter.  The higher non-interest expenses in the third quarter of 2014 compared to the third quarter of 2013 included approximately $715,000 of expenses related to the operations of Rumson, higher employee compensation and benefits expense due to increases in staffing, additional professional fees and higher FDIC insurance expense due to the increase in assets.

At September 30, 2014, the allowance for loan losses was $7.1 million, relatively unchanged from December 31, 2013. As a percent of total loans, the allowance was 1.15% at the end of the third quarter of 2014 compared to 1.89% at year-end 2013. The decrease in the allowance as a percentage of total loans was primarily due to the Rumson acquisition accounting, which required the acquired loans to be recorded at their fair value and the elimination of Rumson’s allowance for loan losses of $1.7 million at the date of merger.  The fair value adjustment included a credit risk adjustment discount of $2.8 million, which was comprised of a non-accretive discount of $854,000 and an accretive general credit discount of $2.0 million. At September 30, 2014, the total credit risk adjustment was approximately $1.8 million and was comprised of the non-accretive credit discount of $546,000 and the general credit risk fair value discount of $1.3 million.

Total assets at September 30, 2014 increased to $954 million from $742 million at December 31, 2013 principally due to the acquisition of Rumson. Assets declined $32 million from June 30, 2014 primarily due to the use of cash to pay off short-term borrowings from the FHLB of New York.  Total portfolio loans at September 30, 2014 were $620 million, an increase of $247 million from $373 million at December 31, 2013, and included $124 million of Rumson loans.   Total portfolio loans declined $15 million from the balance at June 30, 2014 due to the reduction in mortgage warehouse loans of $24 million, which was partially offset by an increase in construction loans of $9 million. Total investment securities at September 30, 2014 were $252 million, relatively unchanged from December 31, 2013. Total deposits at September 30, 2014 were $824 million compared to $639 million at December 31, 2013, with the increase principally due to the Rumson deposits of $176 million.

Regulatory capital ratios continue to reflect a strong capital position. The Company’s  total risk-based capital, Tier I capital, and Leverage ratios were 12.33%, 11.42% and 9.35%, respectively, at September 30, 2014. The Bank’s total risk-based capital, Tier 1 capital and Leverage ratios were 12.04%, 11.13% and 9.11%, respectively. Under the new regulatory capital standards (Basel III) that become effective on January 1, 2015, the Bank’s common equity Tier 1 to assets (“CETA), total risk-based capital and Leverage ratios are estimated to be 11.23%, 12.13% and 9.24%, respectively. The Bank would be considered “well capitalized” under the new capital standards.

Asset Quality
Net charge-offs during the third quarter of 2014 were $960,000 and included $928,000 of gross charge-offs of specific reserves for potential loan losses that were recorded in prior periods. These charge-offs were recorded for loans in the process of foreclosure or resolution for which management determined the loss would be realized. Non-accrual loans declined to $7.5 million at September 30, 2014 from $8.3 million at June 30, 2014. The allowance for loan losses was 94% of non-accrual loans at September 30, 2014.

The acquired Rumson loans are performing as expected. Overall, we observed stable trends in loan quality with loans internally rated special mention and substandard declining slightly during the first three quarters of the year.

About 1st Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President &
	(609) 655-4500	Chief Financial Officer
(609) 655-4500

1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Income Statement Data:
Interest income	$10,133	$7,339	$27,693	$21,993
Interest expense	1,186	1,034	3,471	3,243
Net interest income	8,947	6,305	24,222	18,750
Provision for loan losses	650	540	5,250	777
Net interest income after provision for loan losses	8,297	5,765	18,972	17,973
Non-interest income	1,482	1,617	4,379	4,673
Non-interest expenses	6,724	5,254	20,776	16,499
Income before income taxes	3,055	2,128	2,575	6,147
Income tax expense	917	605	235	1,742
Net income	$2,138	$1,523	$2,340	$4,405

Per Common Share Data: (1)
Earnings per common share - Basic	$0.30	$0.25	$0.33	$0.73
Earnings per common share - Diluted	$0.30	$0.25	$0.33	$0.72
Tangible book value per common share at the period-end			$9.94	$10.30
Average common shares outstanding:
Basic	7,119,113	6,039,758	7,013,776	6,008,572
Diluted	7,230,585	6,194,940	7,132,268	6,137,111

Performance Ratios / Data:
Return on average assets	0.88%	0.76%	0.33%	0.73%
Return on average equity	10.25%	9.25%	3.89%	8.96%
Net interest income (tax-equivalent basis) (2)	$9,224	$6,581	$25,060	$19,534
Net interest margin (tax-equivalent basis) (3)	4.05%	3.51%	3.84%	3.48%
Efficiency ratio (4)	62.8%	64.1%	70.6%	68.2%

			Sept 30,	December 31,
			2014	2013
Balance Sheet Data:
Total Assets			$954,305	$742,325
Investment Securities			252,142	252,016
Loans			620,396	373,336
Loans held for sale			9,459	10,924
Allowance for loan losses			(7,108)	(7,039)
Goodwill and other intangible assets			13,588	4,889
Deposits			823,565	638,552
Shareholders' Equity			84,476	68,358

Asset Quality Data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			7,539	6,322
OREO property			1,748	2,136
Other repossessed assets			66	-
Total non-performing assets			$9,353	$8,458

Net charge-offs			$(5,181)	$(1,189)
Allowance for loan losses to total loans			1.15%	1.89%
Non-performing loans to total loans			1.22%	1.69%
Non-performing assets to total assets			0.98%	1.14%

Capital Ratios:
1st Constitution Bancorp
Tier 1 leverage ratio			9.35%	10.89%
Tier 1 capital to risk weighted assets			11.42%	18.04%
Total capital to risk weighted assets			12.33%	19.29%
1st Constitution Bank
Tier 1 leverage ratio			9.11%	10.59%
Tier 1 capital to risk weighted assets			11.13%	17.55%
Total capital to risk weighted assets			12.04%	18.80%
______________
(1)	Includes the effect of the 5% stock dividend paid January 31, 2013.
(2)
The tax equivalent adjustment was computed using a Federal tax rate of 34% and was $277 and $276 for the three months ended September 30, 2014 and 2013, respectively. The tax-equivalent adjustments were $838 and $784 for the nine months ended September 30, 2014 and 2013, respectively.

(3)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates
(unaudited)

	Three months ended September 30, 2014			Three months ended September 30, 2013
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$18,858,143	10,183	0.22%	$120,124,995	$81,745	0.27%
Investment Securities :
Taxable	168,912,644	961,043	2.28%	160,094,754	980,004	2.45%
Tax-exempt	90,191,047	852,447	3.78%	70,880,950	851,446	4.80%
Total	259,103,691	1,813,490	2.80%	230,975,704	1,831,450	3.17%

Loan Portfolio:
Construction	84,776,306	1,408,170	6.59%	41,845,395	631,428	5.99%
Residential real estate	49,466,308	524,861	4.21%	11,104,532	141,896	5.07%
Home Equity	23,097,660	356,320	6.12%	9,391,470	125,134	5.29%
Commercial and commercial real estate	286,369,323	4,306,422	5.97%	145,186,260	2,760,124	7.54%
Mortgage warehouse lines	155,715,974	1,689,856	4.31%	148,660,465	1,734,652	4.63%
Installment	417,619	5,469	5.20%	268,341	4,214	6.23%
All Other Loans	24,885,673	294,851	4.70%	35,860,675	304,357	3.37%
Total	624,728,863	8,585,949	5.45%	392,317,138	5,701,805	5.77%

Total Interest-Earning Assets	902,690,697	10,409,622	4.58%	743,417,837	7,615,000	4.06%

Allowance for Loan Losses	(7,542,268)			(6,754,700)
Cash and Due From Bank	13,872,593			10,627,034
Other Assets	58,467,465			48,058,164
Total Assets	$967,488,487			$795,348,335

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$290,077,290	$244,485	0.33%	$218,287,653	$178,204	0.32%
Savings Accounts	196,936,099	226,556	0.46%	197,645,109	218,994	0.44%
Certificates of Deposit	172,114,159	484,203	1.12%	140,761,657	445,176	1.25%
Other Borrowed Funds	35,420,518	144,006	1.61%	10,000,000	103,121	4.09%
Trust Preferred Securities	18,557,000	86,534	1.82%	18,557,000	88,338	1.89%
Total Interest-Bearing Liabilities	713,105,066	1,185,784	0.66%	585,251,419	1,033,833	0.70%

Net Interest Spread			3.92%			3.36%

Demand Deposits	165,617,916			137,526,681
Other Liabilities	6,011,491			7,220,361
Total Liabilities	884,734,473			729,998,461
Shareholders' Equity	82,754,014			65,349,874
Total Liabilities and Shareholders' Equity	$967,488,487			$795,348,335

Net Interest Margin		$9,223,838	4.05%		$6,581,167	3.51%

1st Constitution Bancorp
Average Balance Sheet with Resultant Interest and Rates
(unaudited)

	Nine months ended September 30, 2014			Nine months ended September 30, 2013
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$60,616,449	$110,892	0.24%	$112,351,662	$221,087	0.26%
Investment Securities :
Taxable	177,880,389	3,141,788	2.36%	156,884,880	2,818,801	2.40%
Tax-exempt	87,095,642	2,583,648	3.97%	67,610,995	2,418,022	4.77%
Total	264,976,031	5,725,436	2.89%	224,495,875	5,236,823	3.11%

Loan Portfolio:
Construction	73,497,268	3,791,105	6.90%	42,149,774	1,926,931	6.11%
Residential real estate	44,761,735	1,363,469	4.07%	11,057,154	430,207	5.20%
Home equity	21,985,052	921,528	5.60%	9,208,816	373,778	5.43%
Commercial and commercial real estate	264,617,694	11,779,442	5.95%	143,067,333	7,838,953	7.33%
Mortgage warehouse lines	118,959,945	4,022,743	4.52%	166,142,165	5,808,889	4.67%
Installment	321,030	13,668	5.69%	254,238	12,284	6.46%
All other loans	21,900,870	802,694	4.90%	41,800,648	928,216	2.97%
Total	546,043,594	22,694,649	5.56%	413,680,128	17,319,258	5.60%

Total Interest-Earning Assets	871,636,074	28,530,977	4.38%	750,527,665	22,777,168	4.05%

Allowance for Loan Losses	(7,547,794)			(6,777,671)
Cash and Due From Bank	15,325,837			18,481,914
Other Assets	57,087,058			48,636,271
Total Assets	$936,501,175			$810,868,179

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$279,311,533	$692,097	0.33%	$225,215,899	$579,798	0.34%
Savings Accounts	200,283,559	676,075	0.45%	202,754,977	676,979	0.45%
Certificates of Deposit	169,628,119	1,458,167	1.15%	141,258,225	1,411,530	1.34%
Other Borrowed Funds	24,630,579	387,422	2.10%	10,380,769	310,649	4.00%
Trust Preferred Securities	18,557,000	257,314	1.85%	18,557,000	263,982	1.90%
Total Interest-Bearing Liabilities	692,410,790	3,471,075	0.67%	598,166,870	3,242,938	0.72%

Net Interest Spread			3.71%			3.33%

Demand Deposits	156,999,596			139,542,141
Other Liabilities	6,859,237			7,394,439
Total Liabilities	856,269,623			745,103,450
Shareholders' Equity	80,231,552			65,764,729
Total Liabilities and Shareholders' Equity	$936,501,175			$810,868,179

Net Interest Margin		$25,059,902	3.84%		$19,534,230	3.48%

1st Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Adjusted Net Income

Net Income (Loss)	$2,138	$1,523	$2,340	$4,405

Adjustments

Provision for Loan losses	0	0	3,656	0

Merger-related Expenses	0	0	1,532	0

Income Tax Effect of Adjustments (2)	0	0	(2,031)	0

Adjusted Net Income	$2,138	$1,523	$5,497	$4,405

Adjusted Net Income per Diluted Share

Adjusted Net Income	$2,138	$1,523	$5,497	$4,405

Diluted Shares Outstanding	7,230	6,195	7,132	6,137

Adjusted Net Income per Diluted Share	$0.30	$0.25	$0.77	$0.72

(1)
The Company used the non-GAAP financial measures, Adjusted Net Income and Adjusted Net Income  per Diluted Share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson Fair Haven Bank and Trust Company and the large provision for loan losses recorded as a result of the apparent fraud by a borrower and its principals. These non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.